Exhibit 99.1

FOR IMMEDIATE RELEASE

May 6, 2014

GSI Group Announces Financial Results

for the First Quarter 2014

•	First Quarter 2014 Revenue of $79.1 million, 5% year-over-year growth

•	First Quarter 2014 Adjusted EBITDA from Continuing Operations of $11.3 million

•	First Quarter 2014 Earnings Per Share from Continuing Operations of $0.08

•	First Quarter 2014 Non-GAAP Earnings Per Share from Continuing Operations of $0.14

Bedford, MA — GSI Group Inc. (NASDAQ: GSIG) (the “Company”, “we”, “our”, “GSI”), a global leader and supplier of precision photonics and motion control components and subsystems to the medical equipment and advanced industrial markets, today reported financial results for the first quarter of 2014. Unless otherwise noted, all financial results in this press release are GAAP measures from continuing operations. The reported results from continuing operations exclude the operating results of the Company’s Scientific Lasers business line, which is now classified as discontinued operations.

First Quarter

During the first quarter of 2014, GSI generated revenue of $79.1 million, an increase of 5.4% from $75.1 million in the first quarter of 2013. The acquisition of JADAK accounted for a 2.9% increase in revenue year over year, and changes in foreign exchange rates contributed to a 1.1% increase in revenue. Excluding the impact of the JADAK acquisition and changes in foreign exchange rates, the Company’s revenue increased 1.4% compared to the first quarter of 2013.

“We delivered solid financial results, with all but one of our business lines reporting growth in the first quarter,” said John Roush, Chief Executive Officer. “Our Laser Products segment was up 10%, our Precision Motion segment was up 12%, and our Medical Technologies segment was down (5%). Medical Technologies was down as a result of a single customer’s dual sourcing decision that reduced NDS volume beginning in April 2013.”

In the first quarter of 2014, income from operations was $4.1 million, or 5.1% of revenue, compared to $1.5 million, or 1.9% of revenue, during the same period in 2013. The increase in income from operations was primarily attributed to an increase in gross margins as a result of higher sales, and a significant reduction in restructuring and acquisition related costs.

Diluted earnings per share (“EPS”) from continuing operations was $0.08 in the first quarter of 2014, compared to $0.05 in the first quarter of 2013. Non-GAAP earnings per share, a non-GAAP financial measure that includes the adjustments noted in the reconciliation below, was $0.14 in the first quarter of 2014, compared to $0.16 in the first quarter of 2013. Included in the first quarter of 2013 was a $1.2 million impact related to a foreign exchange gain.

Adjusted EBITDA, a non-GAAP financial measure that includes the adjustments noted in the reconciliation below, was $11.3 million in the first quarter of 2014, compared to $11.1 million in the first quarter of 2013.

As of March 28, 2014, cash and cash equivalents were $31.7 million, while total debt was $136.6 million. The Company completed the first quarter of 2014 with approximately $104.9 million of Net Debt, a non-GAAP measure as defined in the non-GAAP reconciliation below.

Operating cash flow from continuing operations, for the first quarter of 2014 was $2.8 million, compared to $6.3 million in the first quarter of 2013. Operating cash flow from continuing operations excludes the cash flows of discontinued operations.

“Overall, I was very pleased with our financial and strategic performance in the quarter, and feel we are well on our way to delivering a great year,” said John Roush. “Our businesses are all expected to demonstrate revenue growth in 2014, as the sluggish capital spending environment gradually improves. We expect that our profitability will continue to improve through the year, as we see increased productivity savings from the Kaizen events and strategic sourcing programs we have underway this year. These savings programs should enable us to deliver solid profit growth year over year, and position us for continued margin expansion in 2015 and beyond.”

Business Update

The Company reports its results under three reportable segments, each of which offers different product technologies to customers in distinct end market applications.

Laser Products

Laser Products designs, manufactures and markets photonics-based solutions to customers worldwide. The segment serves highly demanding photonics-based applications such as industrial material processing, medical and life science imaging, and medical laser procedures. GSI’s laser-based revenue grew 10% year over year in the first quarter of 2014. In the first quarter, all product lines within the business demonstrated solid growth, led by double digit growth in our laser sources. Laser scanning products sales were up approximately 6% year over year in the quarter.

Medical Technologies

Medical Technologies designs, manufactures and markets a range of medical grade technologies, including visualization solutions, imaging informatics products, optical data collection and machine vision technologies, thermal printers, and light and color measurement instrumentation to customers worldwide. In the first quarter of 2014, sales were down approximately (5%), driven by a customer’s dual sourcing decision with NDS, which occurred weeks after we acquired the business. Sales of medical grade thermal printer products experienced double digit growth in the quarter, driven by new program wins and stronger order volume from existing medical programs. The Company expects growth to return in this segment, in the second quarter of 2014.

In March 2014, GSI completed the acquisition of JADAK, a New York-based provider of optical data collection and machine vision technologies to medical device original equipment manufacturers (“OEMs”), for $93.5 million in cash. The JADAK acquisition further broadens GSI’s portfolio of highly engineered, high performing components for medical and advanced industrial OEMs.

Precision Motion

Precision Motion designs, manufactures and markets optical encoders, air bearing spindles and precision machined components to customers worldwide. In the first quarter of 2014, sales increased 12% year over year. Precision Motion experienced solid growth in the quarter, driven by increases in capital spending in industrial and medical markets, and further compounded by a new design win with a large Medical OEM.

Financial Outlook

For the second quarter of 2014, the Company expects revenue from continuing operations of between $90 million and $95 million. On a reported basis, revenue is expected to increase 13% to 19%, compared to the second quarter of 2013. The Company expects Adjusted EBITDA to be in the range of $13 million to $15 million for the second quarter of 2014.

Conference Call Information

The Company will host a conference call on Tuesday, May 6, 2014 at 5:00 p.m. EDT to discuss these results. John A. Roush, Chief Executive Officer, and Robert Buckley, Chief Financial Officer, will host the conference call.

To access the call, please dial (877) 482-5124 prior to the scheduled conference call time. The conference ID number is 9924 4465.

A playback of this conference call will be available beginning 8:00 p.m. EDT, Tuesday, May 6, 2014. The playback phone number is (855) 859-2056 or (404) 537-3406 and the code number is 9924 4465. The playback will remain available until 8:00 p.m. EDT, Tuesday, May 27, 2014.

A replay of the audio webcast will be available four hours after the conclusion of the call on the Investor Relations section of the Company’s web site at www.gsig.com.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures used in this press release are non-GAAP gross profit, gross profit margin, income from operations, operating margin, income from continuing operations before income taxes, income from continuing operations, net of tax, diluted earnings per share from continuing operations, Adjusted EBITDA, and net debt.

The Company believes that the non-GAAP financial measures provide useful and supplementary information to investors regarding the Company’s quarterly performance. It is Management’s belief that these non-GAAP financial measures are particularly useful to investors because of the significant changes that have occurred outside of the Company’s day-to-day business in accordance with the execution of the Company’s strategy. This strategy includes streamlining the Company’s existing operations through site and functional consolidations, strategic divestitures, expanding the Company’s business through significant internal investments, and broadening the Company’s product and service offerings through acquisition of innovative and complementary technologies and solutions. The financial impact of certain elements of these activities, particularly acquisitions, divestitures, and site and functional restructurings, are often large relative to the Company’s overall financial performance, which can adversely affect the comparability of its operating results and investors’ ability to analyze the business from period to period.

The Company’s Adjusted EBITDA, a non-GAAP financial measure, is used by management to evaluate operating performance, communicate financial results to the Board of Directors, benchmark results against historical performance and the performance of peers, and evaluate investment opportunities including acquisitions and divestitures. In addition, Adjusted EBITDA is used to determine bonus payments for senior management and employees. Accordingly, the Company believes that this non-GAAP measure provides greater transparency and insight into management’s method of analysis.

Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. They exclude charges that have a material effect on the Company’s reported results and, therefore, should not be relied upon as the sole financial measures to evaluate the Company’s financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Safe Harbor and Forward-Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “believe,” “future,” “could,” “should,” “plan,” “aim,” and other similar expressions. These forward-looking statements include, but are not limited to, expectations regarding anticipated financial performance; expected liquidity and capitalization; the completion of the sale of the Scientific Lasers business line; management’s plans and objectives for future operations, expenditures and product development; business prospects; anticipated sales performance; industry trends; market conditions; anticipated benefits from acquisitions, including revenue and profit contribution; and other statements that are not historical facts.

These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, but not limited to, the following: loss of customers, reductions in orders by customers, and customer order cancellations; economic and political conditions and the effects of these conditions on our customers’ businesses and level of business activity; our significant dependence upon our customers’ capital expenditures, which are subject to cyclical market fluctuations; our dependence upon our ability to respond to fluctuations in product demand; our ability to continually innovate; delays in our delivery of new products; our reliance upon third party distribution channels subject to credit, business concentration and business failure risks beyond our control; fluctuations in our quarterly results, and our failure to meet or exceed our expected financial performance; customer order timing and other similar factors beyond our control; disruptions or breaches in security of our information technology systems; changes in interest rates, credit ratings or foreign currency exchange rates; risk associated with our operations in foreign countries; disruptions to our manufacturing operations as a result of natural disasters; our increased use of outsourcing in foreign countries; our failure to comply with local import and export regulations in the jurisdictions in which we operate; our history of operating losses and our ability to sustain our profitability; our exposure to the credit risk of some of our customers and in weakened markets; violations of our intellectual property rights and our ability to protect our intellectual property against infringement by third parties; risk of losing our competitive advantage; our ability to make divestitures that provide business benefits; our failure to successfully integrate recent and future acquisitions into our business; our ability to attract and retain key personnel; our restructuring and realignment activities and disruptions to our operations as a result of consolidation of our operations; product defects or problems integrating our products with other vendors’ products; disruptions in the supply of or defects in raw materials, certain key components or other goods from our suppliers; production difficulties and product delivery delays or disruptions; our failure to comply with various federal, state and foreign regulations; changes in governmental regulation of our business or products; our failure to implement new information technology systems and software successfully; our failure to realize the full value of our intangible assets; our ability to utilize our net operating loss carryforwards and other tax attributes; fluctuations in our effective tax rates; being subject to U.S. federal income taxation even though we are a non-U.S. corporation; any need for additional capital to adequately respond to business challenges or opportunities and repay or refinance our existing indebtedness, which may not be available on acceptable terms or at all; volatility in the market price for our common shares; our dependence on significant cash flow to service our indebtedness and fund our operations; our ability to access cash and other assets of our subsidiaries; the influence over our business of certain significant shareholders; provisions of our articles of incorporation may delay or prevent a change in control; our significant existing indebtedness may limit our ability to engage in certain activities; and our failure to maintain appropriate internal controls in the future.

Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, our subsequent filings with the Securities and Exchange Commission (“SEC”), and in our future filings with the SEC. Such statements are based on the Company’s beliefs and assumptions and on information currently available to the Company. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

About GSI

GSI Group Inc. designs, develops, manufactures and sells precision photonics and motion control components and subsystems for Original Equipment Manufacturers in the medical equipment and advanced industrial technology markets. GSI Group Inc.’s common shares are quoted on NASDAQ under the ticker symbol “GSIG”.

More information about GSI is available on the Company’s website at www.gsig.com. For additional information, please contact GSI Group Inc. Investor Relations at (781) 266-5137 or InvestorRelations@gsig.com.

GSI Group Inc.

Investor Relations Contact:

Robert J. Buckley

(781) 266-5137

GSI GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars or shares, except per share amounts)

(Unaudited)

	Three Months Ended,
	March 28, 2014	March 29, 2013

Sales	$79,133	$75,071
Cost of sales	47,028	44,440

Gross profit	32,105	30,631

Operating expenses:
Research and development and engineering	5,857	5,816
Selling, general and administrative	19,618	18,689
Amortization of purchased intangible assets	1,744	2,236
Restructuring and acquisition related costs	818	2,428

Total operating expenses	28,037	29,169

Income from operations	4,068	1,462
Interest income (expense), net	(837)	(898)
Foreign exchange transaction gain (loss), net	(19)	1,219
Other income (expense), net	581	369

Income from continuing operations before income taxes	3,793	2,152
Income tax provision	937	403

Income from continuing operations	2,856	1,749
Income (loss) from discontinued operations, net of tax	(1,866)	369

Consolidated net income	990	2,118
Less: Net income attributable to non-controlling interest	(7)	(36)

Net income attributable to GSI Group Inc.	$983	$2,082

Earnings per share from continuing operations:
Basic	$0.08	$0.05
Diluted	$0.08	$0.05

Earnings (loss) per share from discontinued operations:
Basic	$(0.05)	$0.01
Diluted	$(0.05)	$0.01

Earnings per share attributable to GSI Group Inc.:
Basic	$0.03	$0.06
Diluted	$0.03	$0.06

Weighted average common shares outstanding – basic	34,227	33,983
Weighted average common shares outstanding – diluted	34,669	34,271

GSI GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	March 28, 2014	December 31, 2013

ASSETS
Current Assets
Cash and cash equivalents	$31,741	$60,980
Accounts receivable, net	61,314	48,552
Inventories	63,834	58,290
Other current assets	19,113	17,200
Assets of discontinued operations	16,135	16,088

Total current assets	192,137	201,110
Property, plant and equipment, net	31,448	31,303
Intangible assets, net	102,763	65,293
Goodwill	115,182	71,156
Other assets	12,454	9,945

Total assets	$453,984	$378,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$7,500	$7,500
Accounts payable	26,572	24,361
Accrued expenses and other current liabilities	22,624	23,520
Liabilities of discontinued operations	7,336	6,398

Total current liabilities	64,032	61,779

Long-term debt	129,125	64,000
Other long-term liabilities	17,157	10,625

Total liabilities	210,314	136,404

Stockholders’ Equity
Total GSI Group Inc. stockholders’ equity	243,244	241,984
Non-controlling interest	426	419

Total stockholders’ equity	243,670	242,403

Total liabilities and stockholders’ equity	$453,984	$378,807

GSI GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended,
	March 28, 2014	March 29, 2013
Cash flows from operating activities:
Consolidated net income	$990	$2,118
Less: Loss (income) from discontinued operations, net of tax	1,866	(369)

Income from continuing operations	2,856	1,749
Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
Depreciation and amortization	4,829	5,259
Share-based compensation	1,439	1,531
Deferred income taxes	(1,990)	(981)
Non-cash restructuring and acquisition related charges	171	(414)
Earnings from equity investment	(573)	(361)
Other non-cash items	902	1,700
Changes in assets and liabilities which (used) provided cash, excluding effects from businesses purchased or classified as held for sale:
Accounts receivable	(4,919)	(4,370)
Inventories	1,449	(452)
Other operating assets and liabilities	(1,368)	2,619

Net cash provided by operating activities of continuing operations	2,796	6,280
Net cash used in operating activities of discontinued operations	(1,299)	(1,672)

Net cash provided by operating activities	1,497	4,608

Cash flows from investing activities:
Purchases of property, plant and equipment	(972)	(1,605)
Acquisition of business, net of cash acquired	(92,360)	(82,653)
Proceeds from the sale of property, plant and equipment	38	—

Net cash used in investing activities of continuing operations	(93,294)	(84,258)
Net cash used in investing activities of discontinued operations	(617)	(110)

Net cash used in investing activities	(93,911)	(84,368)

Cash flows from financing activities:
Repayments of long-term debt and revolving credit facility	(4,875)	(6,875)
Borrowings under revolving credit facility	70,000	60,000
Payments of withholding taxes from stock-based awards	(1,371)	(639)
Other financing activities	(563)	(378)

Net cash provided by financing activities of continuing operations	63,191	52,108
Net cash provided by financing activities of discontinued operations	—	—

Net cash provided by financing activities	63,191	52,108

Effect of exchange rate on cash and cash equivalents	(16)	(1,799)

Decrease in cash and cash equivalents	(29,239)	(29,451)
Cash and cash equivalents, beginning of period	60,980	65,788

Cash and cash equivalents, end of period	$31,741	$36,337

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended,
Adjusted EBITDA (Non-GAAP)	March 28, 2014	March 29, 2013
Net income attributable to GSI Group Inc. (GAAP)	$983	$2,082
Interest (income) expense, net	837	898
Income tax provision	937	403
Depreciation and amortization	4,829	5,259
Share-based compensation	1,439	1,531
Restructuring and acquisition related costs	818	2,428
Acquisition fair value adjustments	165	504
Loss (income) from discontinued operations, net of tax	1,866	(369)
Other, net	(562)	(1,588)

Adjusted EBITDA (Non-GAAP)	$11,312	$11,148

The Company defines Adjusted EBITDA, a non-GAAP financial measure, as the net income (loss) attributable to GSI Group Inc. before deducting interest (income) expense, net, income taxes, depreciation, amortization, non-cash share-based compensation, restructuring and acquisition related costs, acquisition fair value adjustments, loss (income) from discontinued operations, net of tax, and other non-operating income (expense) items, including foreign exchange gains (losses) and earnings from an equity-method investment.

In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as, or similar to, some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will not be affected by unusual or non-recurring items.

Net Debt (Non-GAAP):	March 28, 2014	December 31, 2013

Total Debt (GAAP)	$136,625	$71,500
Less: cash and cash equivalents	(31,741)	(60,980)

Net Debt (Non-GAAP)	$104,884	$10,520

The Company defines Net Debt, a non-GAAP financial measure, as its total debt less its cash and cash equivalents. Management uses Net Debt to monitor the Company’s outstanding debt obligations that could not be satisfied by its cash and cash equivalents on hand.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands of U.S. dollars)

(Unaudited)

Adjusted EPS (Non-GAAP):

	Three Months Ended March 28, 2014
	Gross Profit	Gross Profit Margin	Income from Operations	Operating Margin	Income from Continuing Operations before Income Taxes	Income from Continuing Operations, Net of Tax	Diluted EPS from Continuing Operations

GAAP results	$32,105	40.6%	$4,068	5.1%	$3,793	$2,856	$0.08

Non-GAAP adjustments:
Amortization of intangible assets	1,301	1.6%	3,045	3.9%	3,045	2,120	0.06
Restructuring costs and other	—	—	28	0.0%	28	20	0.00
Acquisition related costs	—	—	790	1.0%	790	550	0.02
Acquisition fair value adjustments	165	0.2%	165	0.2%	165	115	0.00
Non-recurring income tax expenses (benefits)	—	—	—	—	—	(721)	(0.02)

Total non-GAAP adjustments	1,466	1.8%	4,028	5.1%	4,028	2,084	0.06

Non-GAAP results	$33,571	42.4%	$8,096	10.2%	$7,821	$4,940	$0.14

Weighted average shares outstanding – Diluted							34,669

	Three Months Ended March 29, 2013
	Gross Profit	Gross Profit Margin	Income from Operations	Operating Margin	Income from Continuing Operations before Income Taxes	Income from Continuing Operations, Net of Tax	Diluted EPS from Continuing Operations

GAAP results	$30,631	40.8%	$1,462	1.9%	$2,152	$1,749	$0.05

Non-GAAP adjustments:
Amortization of intangible assets	1,251	1.6%	3,487	4.6%	3,487	2,536	0.08
Restructuring costs and other	—	—	1,362	1.8%	1,362	991	0.03
Acquisition related costs	—	—	1,066	1.5%	1,066	776	0.02
Acquisition fair value adjustments	504	0.7%	504	0.7%	504	366	0.01
Non-recurring income tax expenses (benefits)	—	—	—	—	—	(964)	(0.03)

Total non-GAAP adjustments	1,755	2.3%	6,419	8.6%	6,419	3,705	0.11

Non-GAAP results	$32,386	43.1%	$7,881	10.5%	$8,571	$5,454	$0.16

Weighted average shares outstanding – Diluted							34,271

Non-GAAP Gross Profit and Gross Profit Margin

The calculation of non-GAAP gross profit and gross profit margin is displayed in the tables above. Non-GAAP gross profit and gross profit margin exclude the amortization of acquired intangible assets and acquisition fair value adjustments from business acquisitions because: (1) the amounts are non-cash; (2) the Company cannot influence the timing and amount of future expense recognition; and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses.

Non-GAAP Income from Operations and Operating Margin

The calculation of non-GAAP income from operations and operating margin is displayed in the tables above. Non-GAAP income from operations and operating margin exclude the amortization of acquired intangible assets and acquisition fair value adjustments related to business acquisitions because: (1) the amounts are non-cash; (2) the Company cannot influence the timing and amount of future expense recognition; and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses. The Company also excluded restructuring costs and other, and acquisition related costs from non-GAAP income from operations and operating margin due to the significant changes that have occurred outside of the Company’s day-to-day business in accordance with the execution of the Company’s strategy for the reasons described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures”.

Non-GAAP Income from Continuing Operations before Income Taxes

The calculation of non-GAAP income from continuing operations before income taxes is displayed in the tables above. The calculation of non-GAAP income from continuing operations before income taxes excludes amortization of acquired intangible assets and acquisition fair value adjustments related to business acquisitions, restructuring costs and other, and acquisition related costs for the reasons described for non-GAAP income from operations and operating margin above.

Non-GAAP Income from Continuing Operations, Net of Tax

The calculation of non-GAAP income from continuing operations, net of tax, is displayed in the tables above. Because pre-tax income is included in determining income from continuing operations, net of tax, the calculation of non-GAAP income from continuing operations, net of tax, also excludes amortization of acquired intangible assets and acquisition fair value adjustments related to business acquisitions, restructuring and other, and acquisition related costs for the reasons described for non-GAAP income from operations and operating margin above. In addition, the Company excluded significant non-recurring income tax expenses related to releases of valuation allowances, recognition of previously unrecognized income tax benefits due to expiration of statute of limitations, effects of changes in tax laws, effects of acquisition related tax planning actions on our effective tax rate, and the income tax effect of non-GAAP adjustments discussed above.

Non-GAAP Diluted EPS from Continuing Operations

The calculation of non-GAAP diluted EPS from continuing operations is displayed in the above tables. Because income from continuing operations, net of tax, is included in the diluted EPS calculation, the calculation of non-GAAP diluted EPS from continuing operations excludes amortization of acquired intangible assets and acquisition fair value adjustments related to business acquisitions, restructuring costs and other, acquisition related costs, significant non-recurring income tax expenses related to releases of valuation allowances, recognition of previously unrecognized income tax benefits due to expiration of statute of limitations, effects of changes in tax laws, effects of acquisition related tax planning actions on our effective tax rate, and the income tax effect of non-GAAP adjustments for the reasons described for non-GAAP income from operations, net of tax.

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